CONTACT:	Exhibit 99
George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR JUNE 2004

MATTHEWS, NC, July 8, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,321 stores in 44 states, reported sales for the five week period ended July 3, 2004, of approximately $521.9 million, or 10.0% above sales of $474.5 million for the similar period in the prior fiscal year.  Sales in existing stores for the five week period ended July 3, 2004, increased approximately 0.9% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 3.4% in sales of hardlines and a decrease of approximately 6.9% in sales of softlines. During the first three weeks of the period, sales in existing stores increased approximately 3.4%.  During the last two weeks of the period, sales in existing stores decreased approximately 2.7%.  Sales in the last two weeks were adversely impacted by weather and the reduction in consumer spending the Company has been experiencing in the latter part of the month at the end of the pay cycle.

For the forty-four week period ended July 3, 2004, sales were approximately $4,479.6 million, or 11.5% above sales of $4,016.2 million for the similar period in the prior fiscal year.  Sales in existing stores for comparable forty-four week periods increased approximately 2.1%, including an increase of approximately 3.3% in sales of hardlines and a decrease of approximately 1.8% in sales of softlines.

Continued . . .

Release/July 8, 2004

As previously announced, the Company’s plan is for sales in existing stores in both the July and August reporting periods to increase in the 2% to 4% range.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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7/8/04